Exhibit 3.1

CERTIFICATE OF INCORPORATION OF

VISTANA SIGNATURE EXPERIENCES, INC.

1.  The name of the corporation is Vistana Signature Experiences, Inc. (the “Corporation”).

2.  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

3.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as from time to time may be amended.

4.  The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) and the par value of each of such shares is One Cent ($0.01) amounting in the aggregate to One Dollar ($1.00).

5. a. The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS

Kristen Prohl	One StarPoint, Stamford, CT 06902

5. b.        The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS

Jason F. Cohen	One StarPoint, Stamford, CT 06902

Thomas B. Mangas	One StarPoint, Stamford, CT 06902

Kenneth S. Siegel	One StarPoint, Stamford, CT 06902

6.  The Corporation is to have perpetual existence.

7.  In furtherance and not in limitation of the powers conferred by statute, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.

8.  Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

9.  Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

I 0.         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

11.          Notwithstanding any provision oflaw imposing such liability, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation ofliability of directors for breaches of fiduciary duty.  Neither amendment nor repeal of this paragraph nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph of this Certificate of Incorporation, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose offorming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 10th day of June, 2015.

/s/ Kristen Prohl
Kristen Prohl
Incorporator